Exhibit 3.1

Articles of Association

UBS Group AG

(UBS Group SA)

(UBS Group Inc.)

5 April 2023

The present text is a translation of the original German Articles of Association (“Statuten”) which constitute the definitive text and are binding in law.

In these Articles of Association, references to the generic masculine equally apply to both sexes.

Contents

Section 1

Name, registered office, business object and duration of the Corporation	4

Section 2

Share capital	5

Section 3

Corporate bodies	9

A. General Meeting	9

B. Board of Directors	14

C. Group Executive Board	20

D. Auditors	22

Section 4

Financial statements and appropriation of profit, reserves	23

Section 5

Compensation of the members of the Board of Directors and the Group Executive Board	24

Section 6

Notices and jurisdiction	27

Section 7

Disclosure of contributions in kind	28

Section 1

Name, registered office, business object and duration of the Corporation

Article 1

Name and registered office	A corporation limited by shares under the name of UBS Group AG / UBS Group SA / UBS Group Inc. is established with its registered office in Zurich.

Article 2

Purpose

[1] The purpose of the Corporation is to acquire, hold, manage and sell direct and indirect participations in enterprises of any kind, in particular in the area of banking, financial, advisory, trading and service activities in Switzerland and abroad.

[2] The Corporation may establish enterprises of any kind in Switzerland and abroad, hold equity interests in these enterprises, and conduct their management.

[3] The Corporation is authorized to acquire, mortgage and sell real estate and building rights in Switzerland and abroad.

[4] The Corporation may provide loans, guarantees and other kinds of financing and security for Group companies and borrow and invest money on the money and capital markets.

Article 3

Duration	The duration of the Corporation shall not be limited by time.

Section 2

Share capital

Article 4

Share capital	The share capital of the Corporation is USD 346,208,772.20, divided into 3,462,087,722 registered shares with a par value of USD 0.10 each. The share capital is fully paid up.

Article 4a

Conditional capital

[1] The share capital may be increased by a maximum of USD 12,170,583.00 through the issuance of a maximum of 121,705,830 fully paid registered shares with a par value of USD 0.10 each upon exercise of employee options issued to employees and members of the management and of the Board of Directors of the Corporation and its subsidiaries. The preemptive rights and the advance subscription rights of the shareholders shall be excluded. The issuance of these options to employees and members of the management and of the Board of Directors of the Corporation and its subsidiaries will take place in accordance with the plan rules issued by the Board of Directors and its compensation committee. The acquisition of shares through the exercise of option rights as well as every subsequent transfer of these shares shall be subject to the registration requirements set forth in Article 5 of the Articles of Association.

[2] The share capital may be increased in an amount not to exceed USD 38,000,000 by the issuance of up to 380,000,000 fully paid registered shares with a nominal value of USD 0.10 each through the voluntary or mandatory exercise of conversion rights and/or warrants granted in connection with the issuance of bonds or similar financial instruments by the Corporation or one of its Group companies on national or international capital markets. The pre-emptive rights of the shareholders shall be excluded. The then current owners of conversion rights and/or warrants shall be entitled to subscribe for the new shares. The conditions of the conversion rights and/or warrants shall be determined by the Board of Directors.

The acquisition of shares through voluntary or mandatory exercise of conversion rights and/or warrants, as well as each subsequent transfer of the shares, shall be subject to the registration requirements set forth in Article 5 of the Articles of Association.

In connection with the issuance of convertible bonds or bonds with warrants or similar financial instruments, the Board of Directors shall be authorized to restrict or exclude the advance subscription rights of shareholders if such instruments are issued (i) on national or international capital markets or (ii) to one or more financial investors. If the advance subscription rights are restricted or excluded by the Board of Directors, the following shall apply: the issuance of such instrument shall be made at prevailing market conditions, and the new shares shall be issued pursuant to the relevant conditions of that financial instrument. Conversion rights may be exercised during a maximum 10-year period, and warrants may be exercised during a maximum 7-year period, in each case from the date of the respective issuance. The issuance of the new shares upon voluntary or mandatory exercise of conversion rights and/or warrants shall be made at conditions taking into account the market price of the shares and/or comparable instruments with a market price at the time of the issuance of the relevant financial instrument.

Article 5

Share register and nominees

[1] A share register is maintained for the registered shares, in which owners’ and usufructuaries’ family and given names are entered, with their complete address and nationality (or registered office for legal entities). Shares held in joint accounts may be registered jointly with voting rights, if all registered owners of the shares provide the declaration requested in paragraph 3 below.

[2] If the mailing address of a shareholder changes, the new address must be communicated to the Corporation. As long as this has not been done, all written communications will be sent to the address entered in the share register, this being valid according to the requirements of the law.

[3] Those who acquire registered shares shall be entered in the share register as shareholders with voting rights if they expressly declare that they acquired these registered shares in their own names and for their own account. If the party acquiring the shares is not prepared to provide such a declaration, the Board of Directors may refuse to allow the shares to be entered with voting rights.

[4] The restriction on registration under paragraph 3 above also applies to shares acquired by the exercise of preemptive, option or conversion rights.

[5] The Board of Directors is authorized, after hearing the position of the registered shareholder or nominee affected, to strike the entry of a shareholder with voting rights from the share register retroactively with effect to the date of the entry, if it was obtained under false pretenses. The party affected must be informed of the action immediately.

[6] The Board of Directors formulates general principles relating to the registration of fiduciaries/nominees and issues the necessary regulations to ensure compliance with the above provisions.

Article 6

Form of shares

[1] Registered shares of the Corporation will be, subject to paragraph 2, in the form of uncertificated securities (in the sense of the Swiss Code of Obligations) and intermediary-held securities (in the sense of the Swiss Federal Intermediated Securities Act).

[2] Following his registration in the share register, the shareholder may request the Corporation to issue a written statement in respect of his registered shares at any time; however, he has no entitlement to the printing and delivery of share certificates. In contrast, the Corporation may print and deliver share certificates for registered shares (single certificates, certificates representing multiples of shares or global certificates) at any time. It may withdraw registered shares issued as intermediary-held securities from the respective custody system. With the consent of the shareholder, the Corporation may cancel issued certificates which are returned to it without replacement.

[3] Intermediated securities based on registered shares of the Corporation cannot be transferred by way of assignment. A security interest in any such intermediated securities also cannot be granted by way of assignment.

Article 7

Exercise of rights

[1] The Corporation recognizes only one representative per share.

[2] Voting rights and associated rights may only be exercised in relation to the Corporation by a party entered in the share register as having the right to vote.

Section 3

Corporate bodies

A. General Meeting

Article 8

Authority	The General Meeting is the Corporation’s supreme corporate body.

Article 9

Types of General Meetings a. Annual General Meeting	The Annual General Meeting takes place every year within six months after the close of the financial year; the annual report, the compensation report and the reports of the Auditors must be available to shareholders at least twenty days before the meeting.

Article 10

b. Extraordinary General Meetings

[1] Extraordinary General Meetings are convened whenever the Board of Directors or the Auditors consider it necessary.

[2] Such a meeting must also be convened upon a resolution of the General Meeting or a written request from one or more shareholders representing together at least one twentieth of the share capital, specifying the items to be included on the agenda and the proposals to be put forward.

Article 10a

Venue

[1] The Board of Directors may also provide that shareholders who are not present at the venue(s) of the General Meeting may exercise their rights by electronic means.

[2] Alternatively and in exceptional circumstances, the Board of Directors may provide that the General Meeting shall be held by electronic means without a venue.

Article 11

Convening	[1] The General Meeting shall be called by the Board of Directors or, if need be, by the Auditors at least twenty days before the meeting is to take place in accordance with Article 47 of these Articles of Association.

[2] The notice to convene the General Meeting shall specify

a)  the date, beginning, mode and venue

b)  the agenda items

c)  the motions of the Board of Directors together with a brief statement of the reasons

d)  the motions from shareholders together with a brief statement of the reasons, if any

e)  the name and address of the independent proxy and

f)   in the event of elections, the names of the proposed candidates.

Article 12

Placing of items on the agenda

[1] Shareholders representing shares with an aggregate par value of USD 62,500 may submit requests for items to be placed on the agenda for consideration by the General Meeting or that motions relating to agenda items be included in the notice to convene the General Meeting. Their requests for agenda items or motions shall be submitted in writing within the deadline published by the Corporation and specify the requests for agenda items and motions to be put forward.

[2] No resolutions may be passed concerning items which have not been duly placed on the agenda, except on a motion put forward at the General Meeting to call an Extraordinary General Meeting or a motion for a special investigation to be carried out.

Article 13

Chairmanship, tellers, minutes

[1] The Chairman of the Board of Directors or, if the Chairman cannot attend, a Vice Chairman or another member designated by the Board of Directors, shall preside over the General Meeting and appoint a secretary and the necessary tellers.

[2] Minutes are kept of the proceedings and must be signed by the presiding chair of the meeting and the secretary.

Article 14

Shareholder proxies

[1] The Board of Directors issues procedural rules for participation and representation of shareholders at the General Meeting, including the requirements as to powers of attorney.

[2] A shareholder may only be represented at the General Meeting by his legal representative, under a written power of attorney by a proxy who does not need to be a shareholder or, under a written or electronic power of attorney, by the Independent Proxy.

[3] The presiding chair of the meeting decides whether to recognize the power of attorney.

Article 15

Independent Proxy

[1] The Independent Proxy shall be elected by the General Meeting for a term of office expiring after completion of the next Annual General Meeting.

[2] Re-election is permitted.

[3] If the Corporation does not have an Independent Proxy, the Board of Directors shall appoint the Independent Proxy for the next General Meeting.

Article 16

Voting right	Each share conveys the right to cast one vote.

Article 17

Resolutions, elections

[1] Resolutions and elections are decided at the General Meeting by a majority of the votes represented, excluding blank and invalid ballots, subject to these Articles of Association and the compulsory provisions of the law.

[2] A resolution to change Article 19 of the Articles of Association, to remove one fourth or more of the members of the Board of Directors or to delete or modify Article 17 paragraph 2 of the Articles of Association must receive at least two thirds of the votes represented.

[3] The presiding chair of the meeting shall decide whether voting on resolutions and elections be conducted electronically, by a show of hands or by a written ballot. Shareholders representing at least 3% of the votes represented may always request that a vote or election take place electronically or by a written ballot.

[4] In the case of a written ballot, the presiding chair of the meeting may rule that only the ballots of those shareholders shall be collected who choose to abstain or to cast a negative vote, and that all other shares represented at the General Meeting at the time of the vote shall be counted in favor, in order to expedite the counting of the votes.

[5] The presiding chair of the meeting may order that a resolution or election be repeated if, in his view, the results of the vote are in doubt. In this case, the preceding resolution or election shall be deemed to have not occurred.

Article 18

Powers

The General Meeting has the following powers:

a)  To establish and amend the Articles of Association

b)  To elect the members and the Chairman of the Board of Directors and the members of the compensation committee

c)  To elect the Auditors

d)  To elect the Independent Proxy

e)  To approve the management report and the Group financial statements

f)   To approve the financial statements and to decide upon the appropriation of the net profit shown in the balance sheet

g)  To determine interim dividends and approve the interim financial statements required for this purpose

h)  To approve the compensation for the Board of Directors and the Group Executive Board pursuant to Article 43 of the Articles of Association

i)   To take the decision on the repayment of the statutory capital reserve

j)   To give the members of the Board of Directors and of the Group Executive Board a discharge

k)  To de-list equity securities of the Corporation

l)   To take decisions on all matters reserved to the General Meeting by law or by the Articles of Association, or which are placed before it by the Board of Directors.

B. Board of Directors

Article 19

Number of Board members	The Board of Directors shall consist of at least six and no more than twelve members.

Article 20

Term of office

[1] The members of the Board of Directors and its Chairman are elected individually and for a term of office until the completion of the next Annual General Meeting.

[2] Members whose term of office has expired are immediately eligible for re-election.

Article 21

Organization

[1] Except for the election of the Chairman and the members of the compensation committee by the General Meeting, the Board of Directors shall constitute itself. It shall elect at least one Vice Chairman and a Senior Independent Director from among its members.

[2] The Board of Directors shall appoint its secretary, who need not be a member of the Board.

[3] If the office of the Chairman is vacant, the Board of Directors shall appoint a new Chairman from among its members for the remaining term of office.

Article 22

Convening, participation

[1] The Chairman shall convene the Board of Directors as often as business requires, but at least six times a year.

[2] The Board of Directors shall also be convened if one of its members or the Group Chief Executive Officer submits a written request (including by e-mail or other electronic means) to the Chairman to hold such a meeting.

Article 23

Decisions

[1] Decisions of the Board of Directors are taken by a majority of the votes present. In case of a tie, the presiding chair of the meeting shall cast the deciding vote.

[2] The number of members who must be present to constitute a quorum and the modalities for the passing of resolutions shall be laid down by the Board of Directors in the Organization Regulations. No such quorum is required for decisions confirming and amending resolutions relating to changes to capital and changes in currency of the share capital.

Article 24

Duties and powers

[1] The Board of Directors has ultimate responsibility for the management of the Corporation and the supervision and control of its executive management.

[2] The Board of Directors may also take decisions on all matters which are not expressly reserved to the General Meeting or to another corporate body by law or by the Articles of Association.

Article 25

Ultimate responsibility for the management of the Corporation

The ultimate responsibility for the management of the Corporation comprises in particular:

a)  Preparing of and deciding on proposals to be placed before the General Meeting

b)  Issuing the regulations necessary for the conduct of business and for the delineation of authority, in particular the Organization Regulations and the regulations governing the Group Internal Audit

c)  Laying down the principles for the accounting, financial and risk controls and financial planning, in particular the allocation of equity resources and risk capital for business operations

d)  Decisions on Group strategy and other matters reserved to the Board of Directors under the Organization Regulations

e)  Appointment and removal of (i) the Group Chief Executive Officer, (ii) such other members of the Group Executive Board as the Organization Regulations require to be appointed by the Board of Directors and (iii) the Head of Group Internal Audit

f)   Decisions on increasing or decreasing the share capital, to the extent this falls within the authority of the Board of Directors, on the report concerning an increase in capital and on the ascertainment of changes to capital and the corresponding amendments to the Articles of Association.

Article 26

Supervision, control

Supervision and control of the business management comprises in particular the following:

a)  Review and approval of the management report, Group and parent company financial statements, the compensation report as well as quarterly financial statements

b)  Acceptance of regular reports covering the course of business and the position of the Group, the status and development of country, counterparty and market risks and the extent to which equity and risk capital are tied up due to business operations

c)  Consideration of reports prepared by the Auditors.

Article 27

Delegation, Organization Regulations	The Board of Directors may delegate part of its authority to one or more of its members or to third parties, subject to Articles 25 and 26 of the Articles of Association. The allocation of authority and functions shall be defined in the Organization Regulations.

Article 28

Number of members, term of office and organization of the compensation committee

[1] The compensation committee shall consist of at least three members of the Board of Directors.

[2] The compensation committee shall organize itself within the limits of the law and of the Articles of Association. The Board of Directors shall appoint a chairperson.

[3] If there are vacancies on the compensation committee, the Board of Directors shall appoint the missing members from among its members for the remaining term of office.

Article 29

Duties and powers of the compensation committee

[1] The compensation committee supports the Board of Directors in establishing and reviewing the Corporation’s compensation strategy and guidelines and in articulating the performance criteria relevant for determining individual total compensation for each member of the Group Executive Board. The compensation committee also prepares the proposals to the General Meeting regarding the compensation of the Board of Directors and of the Group Executive Board and may submit proposals to the Board of Directors on other compensation-related issues.

[2] The Board of Directors shall determine, and codify in the Organization Regulations, for which functions of the Group Executive Board the compensation committee shall establish and review financial and non-financial performance targets and assess the performance against these targets to determine compensation recommendations for the members of the Group Executive Board. In accordance with the Organization Regulations, these recommendations shall be presented to the Board of Directors for review or approval, subject to the approval by the General Meeting as set out in Article 43 of the Articles of Association. The compensation committee shall, in accordance with the Organization Regulations, also submit a proposal for the compensation for the members of the Board of Directors to the Board of Directors, subject to the approval by the General Meeting as set out in Article 43 of the Articles of Association.

[3] The Board of Directors may delegate further tasks to the compensation committee which shall be determined in the Organization Regulations approved by the Board of Directors.

Article 30

Signatures	The due and valid representation of the Corporation by members of the Board of Directors or further persons shall be determined in the Organization Regulations and a specific directive.

Article 31

Mandates

[1] No member of the Board of Directors may hold more than four additional mandates in listed companies and five additional mandates in non-listed companies.

[2] The following mandates are not subject to the limitations set forth in paragraph 1:

a)  Mandates in companies which are controlled by the Corporation or which control the Corporation

b)  Mandates held at the request of the Corporation or companies controlled by it. No member of the Board of Directors shall hold more than ten such mandates

c)  Mandates in associations, charitable organizations, foundations, trusts and employee welfare foundations without commercial purpose. No member of the Board of Directors shall hold more than ten such mandates.

[3] Mandates shall mean activities as a member of the board of directors, management board or in comparable functions in other businesses with commercial purpose. Mandates in different legal entities which are under joint control are deemed one mandate.

Article 32

Terms of agreements relating to compensation	The Corporation or companies controlled by it may enter into agreements for a fixed term with members of the Board of Directors relating to their compensation. Duration and termination shall comply with the term of office and the law.

Article 33

Loans	Loans to the independent members of the Board of Directors shall be made in accordance with the customary business and market conditions. Loans to the non-independent members of the Board of Directors shall be made in the ordinary course of business on substantially the same terms as those granted to employees of the Corporation or companies controlled by it. The total amount of such loans shall not exceed CHF 20,000,000 per member.

C. Group Executive Board

Article 34

Organization	The Group Executive Board is composed of the Group Chief Executive Officer and at least three other members as further set forth in the Organization Regulations.

Article 35

Functions, authorities

[1] The Group Executive Board acting under the leadership of the Group Chief Executive Officer is responsible for the management of the Group. It is the supreme executive body as defined by the Swiss Federal Law on Banks and Savings Banks. It implements the Group strategy decided by the Board of Directors and ensures the execution of the decisions of the Board of Directors. It is responsible for the Group’s results.

[2] The responsibilities and authorities of the Group Executive Board and other management units designated by the Board of Directors are set forth in the Organization Regulations.

Article 36

Mandates

[1] No member of the Group Executive Board may hold more than one additional mandate in a listed company and five additional mandates in non-listed companies, subject to approval by the Board of Directors.

[2] The following mandates are not subject to the limitations set forth in paragraph 1:

a)  Mandates in companies which are controlled by the Corporation or which control the Corporation

b)  Mandates held at the request of the Corporation or companies controlled by it. No member of the Group Executive Board shall hold more than ten such mandates

c)  Mandates in associations, charitable organizations, foundations, trusts and employee welfare foundations without commercial purpose. No member of the Group Executive Board shall hold more than eight such mandates.

[3] Mandates shall mean activities as a member of the board of directors, management board or in comparable functions in other businesses with commercial purpose. Mandates in different legal entities which are under joint control are deemed one mandate.

Article 37

Employment contract terms

[1] The term of employment contracts with the members of the Group Executive Board may be unlimited with a notice period of up to twelve months or may be fixed with a term of up to one year.

[2] The Corporation or companies controlled by it may enter into non-compete agreements with the members of the Group Executive Board for the time after termination of the employment agreement for a duration of up to one year. The respective consideration shall not exceed the average annual compensation paid or granted to such member of the Group Executive Board during the last three financial years prior to termination.

Article 38

Loans	Loans to the members of the Group Executive Board shall be made in the ordinary course of business on substantially the same terms as those granted to employees of the Corporation or companies controlled by it. The total amount of such loans shall not exceed CHF 20,000,000 per member.

D. Auditors

Article 39

Term of office, authority and duties

[1] An auditing company subject to governmental supervision as required by law is to be appointed as Auditors.

[2] The General Meeting shall elect the Auditors for a term of office of one year. The rights and duties of the Auditors are determined by the provisions of the law.

[3] The General Meeting may appoint Special Auditors for a term of three years, who provide the attestations required for capital increases.

Section 4

Financial statements and appropriation of profit, reserves

Article 40

Financial year	The financial statements and the Group financial statements are closed on 31 December of each year.

Article 41

Appropriation of disposable profit

[1] At least 5% of the profit for the year after set-off of balance sheet losses, if any, is allocated to the statutory reserve from retained earnings until such time as said reserve, together with the statutory capital reserve, amounts to 20% of the share capital.

[2] The remaining profit is, subject to the provisions of the Swiss Code of Obligations and of the Swiss Federal Banking Act, at the disposal of the General Meeting who may also use it for the formation of free or special reserves.

Article 42

Reserves	The General Meeting determines the utilization of the statutory capital reserve in accordance with the legal provisions acting upon the proposal of the Board of Directors.

Section 5

Compensation of the members of the Board of Directors and the Group Executive Board

Article 43

Approval of the compensation of the Board of Directors and the Group Executive Board

[1] The General Meeting shall approve the proposals of the Board of Directors in relation to:

a)  The maximum aggregate amount of compensation of the Board of Directors for the period until the next Annual General Meeting

b)  The maximum aggregate amount of fixed compensation of the Group Executive Board for the following financial year

c)  The aggregate amount of variable compensation of the Group Executive Board for the preceding financial year.

[2] The Board of Directors may submit for approval by the General Meeting deviating or additional proposals relating to the same or different periods.

[3] In the event the General Meeting does not approve a proposal of the Board of Directors, the Board of Directors shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or (maximum) partial amounts and submit the amount(s) so determined for approval by the General Meeting.

[4] The Corporation or companies controlled by it may pay or grant compensation prior to approval by the General Meeting, subject to subsequent approval.

Article 44

General compensation principles

[1] The compensation system of the Corporation is designed to align reward with sustainable performance and to support appropriate and controlled risk-taking.

[2] When determining individual compensation, the Board of Directors or, where delegated to it, the compensation committee takes into account position and level of responsibility of the recipient and performance of the Corporation and companies controlled by it. It ensures compliance with applicable laws and regulatory requirements.

[3] Compensation may be paid or granted in the form of cash, shares, financial instruments or units, in kind, or in the form of benefits. The Board of Directors or, where delegated to it, the compensation committee determines the key features, such as grant, vesting, exercise and forfeiture conditions and applicable harmful acts provisions. The Board of Directors, or where delegated to it, the compensation committee may provide, among other things, for continuation, acceleration or removal of vesting and exercise conditions, for payment or grant of compensation assuming target achievement or for forfeiture in the event of predetermined events such as a change-of-control or termination of an employment or mandate agreement. The Corporation or companies controlled by it may procure any shares required to meet any resulting payment obligations through purchases in the market or, to the extent available, by using the Corporation’s conditional share capital.

[4] Compensation may be paid or granted by the Corporation or companies controlled by it.

Article 45

Compensation of the Board of Directors

[1] Compensation of the members of the Board of Directors shall comprise a base remuneration and may comprise other compensation elements and benefits.

[2] Compensation of the members of the Board of Directors is intended to recognize the responsibility and governance nature of their role, to attract and retain qualified individuals and to ensure alignment with shareholders’ interest.

Article 46

Compensation of the Group Executive Board

[1] Compensation of the members of the Group Executive Board shall comprise fixed and variable compensation elements.

[2] Fixed compensation shall comprise the base salary and may comprise other compensation elements and benefits.

[3] Variable compensation elements shall be governed by financial and non-financial performance measures that take into account the performance of the Corporation and/or parts thereof, targets in relation to the market, other companies or comparable benchmarks, short- and long-term strategic objectives and/or individual targets. The Board of Directors or, where delegated to it, the compensation committee determines the respective performance measures, the overall and individual performance targets, and their achievements.

[4] The Board of Directors or, where delegated to it, the compensation committee aims to ensure alignment with sustainable performance and appropriate risk-taking through adequate deferrals, forfeiture conditions, caps on compensation, harmful acts provisions and similar means with regard to parts of or all of the compensation. Parts of variable compensation shall be subject to a multi-year vesting period.

[5] If the maximum aggregate amount of compensation already approved by the General Meeting is not sufficient to also cover the compensation of a person who becomes a member of the Group Executive Board after the General Meeting has approved the compensation, the Corporation or companies controlled by it shall be authorized to pay or grant each such Group Executive Board member a supplementary amount during the compensation period(s) already approved. The aggregate pool for such supplementary amounts per compensation period shall not exceed 40% of the average of total annual compensation paid or granted to the Group Executive Board during the previous three years.

Section 6

Notices and jurisdiction

Article 47

Official means of publication

[1] The official means of publication of the Corporation shall be the Swiss Official Gazette of Commerce.

[2] Notices by the Corporation to the shareholders may, at the choice of the Board of Directors, be validly given by publication in the Swiss Official Gazette of Commerce or, in a form that allows proof by text. The Board of Directors may designate further means of publications as well.

Article 48

Jurisdiction	Jurisdiction for any disputes arising out of the corporate relationship shall solely be at the registered office of the Corporation.

Section 7

Disclosure of contributions in kind

Article 49

Contribution in kind

[1] In connection with the capital increase dated 26 November 2014, the Corporation acquires from UBS AG, Zurich and Basel, acting as contributor in kind and exchange agent in its own name but for account of certain shareholders of UBS AG, Zurich and Basel, who have tendered their shares in the course of the public exchange offer of the Corporation, 3,183,370,731 shares of UBS AG, Zurich and Basel, with a par value of CHF 0.10 each and a total value of CHF 32,718,731,974.95. In return, the Corporation has issued 3,183,370,731 registered shares in the Corporation with a par value of CHF 0.10 each to the contributor in kind.

[2] In connection with the capital increase dated 26 November 2014, the Corporation acquires from UBS Securities LLC, 1285 Avenue of the Americas, New York, NY 10019, U.S., acting as contributor in kind and exchange agent in its own name but for account of certain shareholders of UBS AG, Zurich and Basel, who have tendered their shares in the course of the public exchange offer of the Corporation, 201,494,824 shares of UBS AG, Zurich and Basel, with a par value of CHF 0.10 each and a total value of CHF 2,070,966,814.07. In return, the Corporation has issued 201,494,824 registered shares in the Corporation with a par value of CHF 0.10 each to the contributor in kind.

[3] In connection with the capital increase dated 26 November 2014, the Corporation acquires from UBS AG, Zurich and Basel, acting as contributor in kind in its own name and in relation to shares tendered during the initial offer period in the course of the public exchange offer of the Corporation, 90,490,886 shares of UBS AG, Zurich and Basel, with a par value of CHF 0.10 each and a total value of CHF 1,533,820,517.70. In return, the Corporation has issued, on a one-to-one basis, 90,490,886 registered shares in the Corporation with a par value of CHF 0.10 each to the contributor in kind.

[4] In connection with the capital increase dated 16 December 2014, the Corporation acquires from UBS AG, Zurich and Basel, acting as contributor in kind in its own name but for account of certain shareholders of UBS AG, Zurich and Basel, who (i) have tendered their shares in the course of the public exchange offer of the Corporation or (ii) have offered their registered shares for a private exchange under the terms of this public exchange offer, 229,042,914 shares of UBS AG, Zurich and Basel, with a par value of CHF 0.10 each and a total value of CHF 2,244,527,510.81. In return, the Corporation has issued, on a one-to-one basis, 229,042,914 registered shares in the Corporation with a par value of CHF 0.10 each to the contributor in kind.

[5] In connection with the capital increase dated 16 December 2014, the Corporation acquires from UBS Securities LLC, 1285 Avenue of the Americas, New York, NY 10019, U.S., acting as contributor in kind in its own name but for account of certain shareholders of UBS AG, Zurich and Basel, who have tendered their shares in the course of the public exchange offer of the Corporation, 12,510,852 shares of UBS AG, Zurich and Basel, with a par value of CHF 0.10 each and a total value of CHF 122,601,267.19. In return, the Corporation has issued, on a one-to-one basis, 12,510,852 registered shares in the Corporation with a par value of CHF 0.10 each to the contributor in kind.

[6] In connection with the capital increase dated 10 February 2015, the Corporation acquires from UBS AG, Zurich and Basel, 11,800,250 shares of UBS AG, Zurich and Basel, with a par value of CHF 0.10 each and a total value of CHF 130,476,501.09. In return, the Corporation has issued 11,800,250 registered shares in the Corporation with a par value of CHF 0.10 each to the contributor in kind.

[7] In connection with the capital increase dated 9 March 2015, the Corporation acquires from UBS AG, Zurich and Basel, 9,525,000 shares of UBS AG, Zurich and Basel, with a par value of CHF 0.10 each and a total value of CHF 104,986,854.19. In return, the Corporation has issued, on a one-to-one basis, 9,525,000 registered shares in the Corporation with a par value of CHF 0.10 each to the contributor in kind.

8 In connection with the capital increase dated 12 June 2015, the Corporation acquires from UBS AG, Zurich and Basel, 17,500,000 shares of UBS AG, Zurich and Basel, with a par value of CHF 0.10 each and a total value of CHF 199,898,088.25. In return, the Corporation has issued, on a one-to-one basis, 17,500,000 registered shares in the Corporation with a par value of CHF 0.10 each to the contributor in kind.

[9] In connection with the capital increase dated 28 August 2015, the Corporation acquires from UBS AG, Zurich and Basel, 88,825,456 shares of UBS AG, Zurich and Basel, with a par value of CHF 0.10 each and a total value of CHF 968,693,952.29. In return, the Corporation has issued, on a one-to-one basis, 88,825,456 registered shares in the Corporation with a par value of CHF 0.10 each to the contributor in kind.

UBS Group AG

P.O. Box, CH-8098 Zurich

www.ubs.com

© UBS 2023. The key symbol and UBS are among the registered and unregistered trademarks of UBS. All rights reserved.